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                                 EXHIBIT (99-7)

          Directors and Officers (Sixth) Liability Binder of Insurance

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COMPANY:                              Starr Excess International
                                      American International Building
                                      29 Richmond Road
                                      Pembroke HM 08
                                      Bermuda

POLICY NUMBER: 6461464

Date:                                 June 29, 2004
Contact:                              Mark Simons
Brokerage:                            Park Limited

Named Corporation:                    Procter & Gamble
Address:                              One Procter & Gamble Plaza, Cincinnati, OH
                                      45202
State of Incorporation:               Ohio
Policy Period:                        From: June 30, 2004 To: June 30, 2005
Prior Acts Date:                      N/A
Prior & Pending Litigation Date:      June 30, 2001
Prior Notice Date:                    June 30, 2004
Type of Coverage:                     Excess Directors and Officers Liabilities
Policy Form:                          STARR DO (07/00) shortform
Aggregate Policy Limits:              $25,000,000 (inclusive of defense costs)
Excess of Total Underlying
   Aggregate Limit:                   $125,000,000
Policy Premium:                       $645,000
Brokerage Commission:                 12%
Currency:                             US Dollars
Policy Cancellation Period:           Same amount of days as per expiring
Extended Discovery Period:            365 Days
Extended Discovery Premium:           150%

Attaching Endorsements:               100.01   Non-follow form of underlying
                                               sublimits with recognition of
                                               erosion;
                                      101.02   Non-follow form of State
                                               Amendatory, Panel Counsel, Choice
                                               of Law, Service of Suit, or
                                               Arbitration Endorsements
                                      129.03   Prior Notice Exclusion;
                                      145.03   Prior & Pending Litigation
                                               Exclusion
                                      171.01   More Restrictive Underlying Terms

UNDERLYING CARRIERS

Followed Policy:

         Company:                     CODA
         Policy No:                   TBA
         Policy Period:               June 30, 2004 to June 30, 2005
         Policy Limits:               $25,000,000

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         Policy Premium:              $985,000
         Policy Form:                 CODA Premier 01 ED 10/000

Underlying Policies:

CODA     $25,000,000                  Primary
XL       $25,000,000                  Excess of $25,000,000
Ace      $25,000,000                  Excess of $50,000,000
AWAC     $25,000,000                  Excess of $75,000,000
Arch     $25,000,000                  Excess of $100,000,000

SUBJECTIVITES - THE ABOVE IS SUBJECT TO RECEIPT, REVIEW & ACCEPTANCE OF THE FOLLOWING ITEMS:

1.    Copies of all underlying binders within five (5) days of binding;

2.    Completion of the UKIPT Form

3. Copies of any information requested by or provided to any program participant within thirty days of binding;

4.    Payment of premium within ten (10) days of binding;

5.    Copies of all underlying policies, as soon as available

TERMS AND CONDITIONS

1. Binders are subject to confirmation that any excess follow form layer does not attract a higher premium per million than Starr's lower layer except where the excess policy provides Difference in Conditions coverage.

2. All other terms and conditions are as per Starr's Excess Liability Policy Form STARR DO (07/00) shortform and endorsements referenced above.

3. The above binder does not include any amount with respect to Insurance Premium Tax. The terms of our proposal include the obligation of the Insured to reimburse Starr for any Insurance Premium Tax incurred by it with respect to the premiums received from the Insured. We require this information no later than thirty (30) days after binding.

4. As respects UKWT, we are unable to determine what UKIPT, if any, is due. Please have the enclosed UKIPT Questionnaire completed and returned to Starr Excess within thirty (30) days of binding. If we do not receive same, the Insured shall be responsible to the UK authorities for any UXIPT monies and penalties due.

5. Please advise your client that we cannot release policy documentation without receipt of the required signed Followed Policy. If we do not have a signed and completed policy we will not issue our policy documentation. Once the Followed Policy is received, our policy will be issued as soon as possible. In addition, please note and inform your client that the provisions of this binder and the subsequent binding contract require copies of all underlying policies and applicable endorsements to be supplied to this office.

6. In the event any Underlying Policy contains terms and conditions more restrictive than the Followed Policy, then the Insurer's coverage shall under no circumstances be broader than the most restrictive terms and conditions contained in any Underlying Policy.

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7.    Terrorism Coverage has not been selected by the Insured.

8. This binder is a statement concerning the above insurance as of the date of the issuance of this binder. This binder is subject to policy conditions of any binder(s)/policy(ies) which may be issued by Starr Excess International Liability Insurance Company Ltd. and shall be automatically cancelled and superceded by such binder(s)/policy(ies) upon issuance.

9. Except to such extent as may otherwise be provided herein, the coverage of this binder is limited generally to liability for only those claims that are first made against the insureds during the policy period and reported in writing to the insurer pursuant to the terms of this binder. Please read the documentation carefully and discuss the coverage thereunder with your client.

10. The limit of liability available to pay judgments or settlements shall be reduced by amounts incurred for legal defense. Amounts incurred for legal defense shall be applied against the retention amount. Additionally, the insurer does not assume any duty to defend.

Yours sincerely,

/s/ ADAM KLEINMAN
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Adam Kleinman
Vice President
Financial Lines